Exhibit 10.2

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement between Magellan Health Services, Inc. (“Employer”) and Karen S. Rohan entered into on this 28th day of July, 2009 effective as of the 1st day of August, 2009 (“Employee”).

WHEREAS, Employer and Employee desire to amend the terms of the Employment Agreement currently in effect between Employer and Employee (the “Employment Agreement”).

NOW THEREFORE, Employer or Employee agree that the Employment Agreement is hereby amended as follows:

I.  New Change in Control Provisions — Add the following new paragraphs:

1.                                       Termination Without Cause by the Employer or With Good Reason By Executive In connection With, Or Within Two Years After, A Change In Control:  If Employer terminates this Agreement and Employee’s employment without cause, or if Employee terminates this Agreement and Employee’s employment with Good Reason, in connection with a Change in Control (as defined below) (whether before or at the time of such Change in control) or within two years after a change in Control, Employee shall receive the following, in lieu of the amounts and benefits described in Section 6:

(i)                                     Base Salary through the date of termination, payable at the next payroll date at or after termination (subject to Section 10);

(ii)                                  pro-rata target bonus for the year in which termination occurs, payable in a single installment immediately after termination (subject to Section 10); provided, however, that, for any termination in 2010 or later, if (i) Employee was, for the Company’s fiscal year before the year of termination, an executive officer (other than the chief financial officer) for whom disclosure of compensation information was required in the Company’s proxy statement or Form 10-K under Item 402 of Regulation S-K (i.e., whose compensation for the previous fiscal year was potentially subject to the limitation on deductibility under Code Section 162(m)), and (ii) the payment required hereunder would otherwise be payable before the occurrence of a “change of ownership or control” within the meaning of Treasury Regulation § 1.162-27(e)(2)(v) (a “162(m) Control Change”), then the amount payable hereunder shall equal the pro rata bonus Employee would have become entitled to receive for the year of termination assuming his employment had not terminated (with no exercise of downward discretion permitted), payable at the time annual bonuses for such year otherwise are payable, provided that if a 162(m) Control Change occurs within one year after such termination, payment shall then be made based on Employee’s pro-rata target bonus amount as provided in the first clause of this Section 1(ii) (subject to Section 10 and net of any amount previously paid under this proviso, but without any forfeiture by Employee if such amount previously paid under this proviso exceeds the pro-rata target bonus), with such further payment payable on the date of such 162(m) Control Change;

(iii)                               2 times the sum of (a) Base Salary plus (b) Target bonus, payable in a single cash installment immediately after termination (subject to Section 10);

(iv)                              if employee elects COBRA coverage for health, dental and vision benefits, Employer shall pay Employer’s contributions for health insurance and Employee shall pay Employee’s contributions rate for health, dental and vision insurance for up to eighteen (18) months after termination;.

(v)                                 any other amounts earned, accrued or owing to Executive but not yet paid (subject to Section 10);  and

(vi)                              other payments, entitlements or benefits, if any, that are payable in accordance with applicable plans, programs, arrangements or other agreements of the Employer or any affiliate (subject to Section 10);

2.                           Definitions:

A.  Change in Control:

A “Change in Control” of the Employer shall mean the first to occur after the date hereof of any of the following events:

(i)                                     any “person,” as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under the Exchange Act, of 51% or more of the Voting Stock (as defined below) of the Employer;

(ii)                                  the majority of the Board of Directors of the Employer consists of individuals other than “Continuing Directors,” which shall mean the members of the Board on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election or nomination for election was supported by a vote of the directors who then comprised the Continuing Directors, shall be considered to be a Continuing Director;

(iii)                               the Board of Directors of the Employer adopts and, if required by law or the certificate of incorporation of the Corporation, the shareholders approve the dissolution of the Employer or a plan of liquidation or comparable plan providing for the disposition of all or substantially all of the Employer’s assets;

(iv)                              all or substantially all of the assets of the Employer are disposed of pursuant to a merger, consolidation, share exchange, reorganization or other transaction unless the shareholders of the Employer immediately prior to such merger, consolidation, share exchange, reorganization or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they previously owned the Voting Stock or other ownership interests of the Employer,  51% of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Employer; or

(v)                                 the Employer merges or combines with another company and, immediately after the merger or combination, the shareholders of the Employer immediately prior to the merger or combination own, directly or indirectly, 50% or less of the Voting Stock of the successor company, provided that in making such determination there shall be excluded from the number of shares of Voting Stock held by such shareholders, but not from the Voting Stock of the successor company, any shares owned by Affiliates of such other company who were not also Affiliates of the Employer prior to such merger or combination.

B. “Cause” in connection with a Change in Control shall mean:

(i)                                     Employee is convicted of (or pleads guilty or nolo contendere to) a felony or a crime involving moral turpitude;

(ii)                                  Employee’s commission of an act of fraud or dishonesty involving his or her duties on behalf of the Employer;

(iii)          Employee’s willful failure or refusal to faithfully and diligently perform duties lawfully assigned to Employee as an officer or employee of the Employer or other willful breach of any material term of any employment agreement at the time in effect between the Employer and Employee; or

(iv)                              Employee’s willful failure or refusal to abide by the Employer’s policies, rules, procedures or directives, including any material violation of the Employer’s Code of Ethics.

C. “Good Reason” shall mean:

(i)                                     a material reduction in Employee’s salary in effect at the time of a Change in

Control, unless such reduction is comparable in degree to the reduction that takes place for all other employees of the Employer of comparable rank, or a material reduction in Employee’s target bonus opportunity for the year in which or any year after the year in which the Change of Control occurs from Employee’s target bonus opportunity for the year in which the Change in Control occurs (if any) as established under any employment agreement Employee has with the Employer or any bonus plan of the Employer applicable to Employee (or, if no such target bonus opportunity has yet been established for Employee under a bonus plan applicable to Employee for the year in which the Change of Control has occurred, the  target bonus opportunity so established for Employee for the immediately preceding year, if any); provided, however, that a reduction in salary and/or target bonus with an annualized value of 1.5 % of Employee’s Base Salary in effect immediately preceding the Change of Control or more in the aggregate, taking into account any related effect a salary reduction has on target bonus and other components of compensation, shall be deemed material;

(iii)                               a material diminution in Employee’s position, duties or responsibilities as in effect at the time of a Change in Control, or the assignment to Employee of duties which are materially inconsistent with such position, duties and authority, unless in either case such change is made with the consent of the Employee; or

(iv)                              the relocation by more than 50 miles of the offices of the Employer which constitute at the time of the Change in Control Employee’s principal location for the performance of his or her services to the Employer;

provided that, in each such case, Employee shall have given notice to the Employer that such event or condition has arisen within 90 days after such event or condition has arisen, and the event or condition has continued uncured for a period of more than 30 days after Employee has given such notice thereof to the Employer, and Employee has terminated employment for Good Reason within 18 months after such uncured event or condition has arisen.

D.                                    “Employer” shall include any entity that succeeds to all or substantially all of the business of the Employer,

E.                                      “Affiliate” of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified,

F.                                      “Voting Stock” shall mean any capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation and reference to a percentage of Voting Stock shall refer to such percentage of the votes that all such Voting Stock is entitled to cast.

3                  Tax Gross-Up.  The following provisions shall apply with respect to any excise tax imposed under Section 4999 of the Internal Revenue Code as amended (the “Code”), (the “Excise Tax):

a.                           For the three (3) year period beginning on the date hereof and ending on July 31, 2012, if any of the payments or benefits received or to be received by Employee in connection with a Change in Control or Employee’s termination of employee (whether pursuant to the terms of this Agreement or any other plan, arrangement of agreement with the Employer, any person whose actions result in a Change on Control of the Employer or any person affiliated with the Employer or such person (the “Total Payments”)) will be subject to the Excise Tax, the Employer shall pay to Employee an additional amount (the “Gross-Up Payment”) such that the net amount retained by Employee after payment of (a) the Excise Tax, if any, on the Total Payments and (b) any Excise Tax and income tax due in respect of the Gross-Up Payment, shall equal the Total Payments.  Such payment shall be made in a single lump sum within 10 days following the date of a determination that only such payment is required.

b.                          For purposes of determining whether any of the Total payments will be subject to Excise Tax and the amount of such Excise Tax, (i) any Total Payments shall be treated as “parachute payments” (within the meaning of Section280G(b) (2) of the Code) unless, in the opinion of tax counsel selected by the Employer and reasonably acceptable to Employee, such payments or benefits (in whole or in part) should not constitute parachute payments, including by reason of Section 280G (b) (4) (A) of the Code, and all “excess parachute payments” (within the meeting of Section 280G(b) (1) of the Code) shall be treated as subject to the Excise Tax unless, in the opinion of such tax counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b) (4) (B) of the Code), or are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Employer’s independent auditors in accordance with the principles of Section 280G(d) (3) of the Code.  For purposes of determining the amount of the Gross-Up payment, Employee shall be deemed to pay federal income and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income and employment taxes at the highest marginal rate of taxation in the state and locality of Employee’s residence on the date of termination of employment (or such other time as hereinafter described), net of the maximum reduction in federal income or employment taxes which could be obtained from deduction of such state and local taxes.

In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Employee’s employment (or such other time as is hereinafter described), Employee shall repay to the Employer, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the applicable federal rate, as defined in Section 1274(b) (2) (B) of the Code.  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Employee’s employment (or such other time as is hereinafter described) (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Employer shall make an additional Gross-Up Payment in respect of such excess (plus any interest at the applicable federal rate, penalties or additions payable by Employee with respect to such excess) at the time that the amount of such excess is finally determined.  Employee and the Employer shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total payments.

II.  Other Changes

1.                                       Amendment to Section 7(b)(i):

Section 7(b)(i) is hereby amended to delete it and insert the following in place thereof:

(i)            Employee covenants and agrees that during any period in which Base Salary is continued after termination of this Agreement (or in respect of which Base Salary is paid in a lump sum) or for one year after Employee’s voluntary termination of employment without Good Reason or termination of Employee’s employment for cause, he or she will not, on his or her own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly, engage or attempt to engage in the business of providing or selling services in the United States that are services offered by Employer at the time of the termination of this Agreement, unless waived in writing by Employer in its sole discretion.  Employee recognizes that the above restriction is reasonable and necessary to protect the interest of the Employer and its controller subsidiaries and affiliates.

IN WITNESS WHEREOF, Employer and Employee have executed this Amendment to Employment Agreement as of the date first above written.

Magellan Health Services, Inc.

By	/s/ René Lerer
Duly Authorized

/s/ Karen S. Rohan
Karen S. Rohan, Employee